                                                                   Exhibit 10.20


                                TADEO HOLDINGS, INC.
                        42705 Grand River Avenue - Suite 101
                                Novi, Michigan 48375


                                                            July 10, 1998


Alan M. Korby
23705 Winter Green Circle
Novi, Michigan 48374

     Re: Termination of Employment Agreement
         -----------------------------------

Dear Alan:

     This is to confirm our understanding regarding the termination of your employment agreement with Tadeo Holdings, Inc. (the "Company") which expires on December 31, 1999 (the "Agreement").

     We agree that, pursuant to the Agreement, the Company is obligated to pay you the sum of Two Hundred Eighty-Seven Thousand Five Hundred Dollars ($287,500) (the "Remuneration") as of July 10, 1998, over the remainder of the term of the Agreement ending December 31, 1999. You agree to accept the following in full consideration and discharge of the payment to you of the Remuneration:

     1. Cash in the amount of One Hundred Twenty-Eight Thousand Three Hundred Thirty-Three and 33/100's Dollars ($128,333) (the "Cash Payment"), payable by wire transfer upon the execution and delivery of this letter agreement and all other documents to be executed and delivered in connection with the termination of your employment agreement;

     2. The Company's promissory note in the principal amount of Seventy-Five Thousand Dollars ($75,000), bearing simple interest at the rate of seven percent (7%) per annum and maturing on January 1, 2000 (the "Note"), in the form annexed hereto as Exhibit A; and

     3. The Company's agreement to issue to you 84,167 shares of its common stock at a purchase price of One Dollar ($1.00) per share, with the closing price of the Company's common stock being $1.03125 per share on the date hereof, in consideration of your cancellation of the Company's indebtedness to you in the principal amount of Eighty-Four Thousand One Hundred Sixty-Seven Dollars ($84,167), pursuant to a subscription agreement in the form annexed hereto as Exhibit B (the "Subscription Agreement").

     You agree that, upon receipt of the Cash, the Company's duly executed Note and a copy of the Subscription Agreement duly executed by the Company, the Agreement and your employment with the Company will automatically terminate, without more, and you shall have no further rights under the Agreement, whether to receive any compensation or otherwise. You further agree that, automatically upon your receipt of the foregoing consideration in full and complete payment of the Remuneration, without any further action on your part or the part of the Company, you shall have waived and released the Company from any and all liabilities, claims, costs or expenses to which you may have a right or which you may have asserted against the Company that arise or have arisen out of or in connection with the Agreement and/or your employment thereunder.

     If the foregoing accurately sets forth our understanding with respect to the subject matter of this letter, please so indicate by signing in the space provided below.


Accepted and Agreed To                     Very truly yours,
this 10th day of July, 1998                Tadeo Holdings, Inc.


________________________                By:___________________________
Alan M. Korby                               James Linesch, Secretary



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